SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 28, 2009 (September 25, 2009)

STEEL DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-21719	35-1929476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7575 W. Jefferson Blvd., Fort Wayne, Indiana	46804
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 260-969-3500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)                                 The Board of Directors of Steel Dynamics, Inc. has appointed Gabriel L. Shaheen as a member of the Board.  The appointment of Mr. Shaheen brings the total number of directors to eleven.  Mr. Shaheen will serve as an independent director, but has not yet been appointed to any Board committee.

Gabe Shaheen, 55, is President and Chief Executive Officer of GLS Capital Ventures, LLC, Fort Wayne, Indiana, and is a principal in NXTSTAR Ventures, LLC, Oak Brook, Illinois. Both firms consult with life insurance companies and other financial services organizations regarding start-up, M&A, and strategic planning activities. Gabe was previously employed for 22 years by The Lincoln National Corporation, where he served in a number of senior executive capacities. These included directing at various times Lincoln’s three principal business units, serving as Chairman, President and Chief Executive Officer of Lincoln National Life Insurance Company; Chairman, President and CEO of Lincoln Re, its reinsurance arm; and Managing Director of Lincoln UK.

Gabe holds a B.A. and Masters Degree in Actuarial Science from the University of Michigan. He has also been a director, since 2007, of Horace Mann Educators Corporation, a public company listed on the New York Stock Exchange, where he serves as a member of its Audit, Strategic Review and Investments Committees.

Item 8.01.                                          Other Events.

On September 25, 2009, Steel Dynamics, Inc. issued a press release captioned “Steel Dynamics Adds Gabriel Shaheen to Board of Directors.”  A copy of the press release is furnished herewith as Exhibit 99.1 to this Report.

Item 9.01.                                          Financial Statements and Exhibits

(d)      Exhibits.

Exhibit Number	Description

99.1	A press release dated September 25, 2009, “Steel Dynamics Adds Gabriel Shaheen to Board of Directors.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereto duly authorized.

STEEL DYNAMICS, INC.

/s/ Theresa E. Wagler
Date: September 28, 2009	By:	Theresa E. Wagler
	Title:	Executive Vice President